Exhibit 10.45

May 7, 2007

Ron Klausner

Frisco, Texas 75034

Re:	Employment Terms

Dear Ron:

This Agreement sets forth the terms and conditions regarding your continued employment with ProQuest Company (the “Company”). Capitalized terms used in this letter and not otherwise defined herein are defined in Exhibit A.

1.	Salary

During your employment with the Company, you will be paid a base salary (“Base Salary”) of $20,656.73 bi-weekly ($537,075.00 if annualized), payable in accordance with the regular payroll practices of the Company. Your “Regular Salary” includes your Base Salary plus another $20,800.00 annualized, for a total Regular Salary of $557,875.00. You acknowledge and understand that all calculations for annual bonus, merit pay, severance, company paid disability, 401(k) match and any other benefit or compensation plan or program sponsored or maintained by the Company or its affiliates will utilize your Base Salary and not your Regular Salary.

2.	2007 Bonus

(a)	You will be able to participate in the Company’s 2007 Financial Bonus Plan, as such plan may be amended from time to time. Your target bonus opportunity for 2007 is 70% of Base Salary. Your minimum bonus for this year is 0% and maximum bonus is 200%, if performance targets are exceeded in accordance with the terms of the 2007 Financial Bonus Plan. In no event will you be entitled to earn an annual bonus in excess of 200% of target. You will separately be receiving a letter setting forth your performance goals for 2007 under the 2007 Financial Bonus Plan. Should you remain employed with the Company through December 31, 2007, payment under the terms of this bonus plan will be made no later than March 14, 2008.

(b)	In the event that the Company terminates your employment without Cause or you terminate employment for Good Reason, you will be entitled to a pro-rata portion of your annual bonus for the year in which your termination occurs, payable at the time that annual bonuses are paid to other senior executives, but no later than March 14 of the following year (determined by multiplying the amount you would have received based upon actual performance had your employment continued through the end of such year by a fraction, the numerator of which is the number of days during the year of termination that you are employed by the Company and the denominator of which is 365).

(c)	With respect to calendar years after 2007, if you remain employed by the Company, you will be eligible to participate in the Company’s then current annual bonus plan, in accordance with the terms of such plan.

3.	Benefits

During your employment with the Company, you will be entitled to participate in the employee retirement and welfare benefit plans and programs set forth in Exhibit D, in accordance with the terms and conditions of such programs as in effect from time to time.

4.	Stock Appreciation Right

In connection with your entering into this Agreement, the Company will grant you a stock appreciation right (the “SAR”) with respect to 300,000 shares of Company common stock on the terms and conditions as set forth in the form attached to this letter as Exhibit B. The SAR will be granted to you on April 24, 2007, (such date, the “Grant Date”). You shall vest in 100,000 of the shares subject to this SAR on each of the first three anniversaries of the Grant Date, provided you remain continuously employed by the Company on each such date. Notwithstanding the foregoing, vesting of the SAR will fully accelerate on a Change of Control of the Company if you remain continuously employed on such date. Further, if your employment is terminated by the Company without Cause or is terminated by you for Good Reason prior to the first anniversary of this letter, 100,000 of the shares subject to the SAR will vest upon such termination and the remainder of the SAR will be cancelled with no consideration due to you.

5.	LTIP Awards

You acknowledge and agree that, as of the date of this Agreement, all outstanding awards under the Special Executive Voyager Long-Term Incentive Plan, whether or not vested, will be cancelled with no consideration due to you. As of the date of this Agreement, you will cease to have any rights with respect to all such awards. The Multi-Year Stock Option Grant dated February 4, 2004 will remain in effect in accordance with its terms.

6.	Enhanced Severance Protection

Subject to Section 8 below, you will be entitled to the following enhanced severance benefits under this Section 6 if the Company terminates your employment without Cause or you resign for Good Reason at any time during a two year period beginning on a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change:

(a)	A single lump sum payment in an amount equal to the sum of (i) 150% of your then current Base Salary and (ii) an amount equal to any accrued but unused vacation days, with such payments commencing on the earliest payroll date that does not result in adverse tax consequences to you under Section 409A of the Code.

(b)	Subject to your continued co-payment of premiums, continued participation for eighteen months in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company. If you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this Section 6(b) will immediately cease. The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. To the extent that such post-employment coverage cannot be provided under any such plan, the Company, at its election, will either (i) arrange to make available to you coverage through an insured arrangement that provides benefits substantially similar and on the same terms and conditions to those provided under such plan, or (ii) pay such benefits as described in (i) above directly. The obligations of the Company to provide any alternative coverage described in the preceding sentence are expressly conditional on you taking all reasonable actions and providing all reasonable information, as the Company shall request, as is necessary for it to fulfill such obligations.

7.	Regular Severance Benefits

(a)	Subject to Section 8 below, you shall be entitled to regular severance benefits under Section 7(c) below if: (1) the Company terminates your employment without Cause or you resign for Good Reason at any time before a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change and (2) you are not entitled to enhanced severance benefits under Section 6. Under no circumstances shall you receive severance benefits under both Section 6 and Section 7 of this Agreement.

(b)	You will be considered to be entitled to enhanced severance benefits under Section 6 above if your employment is involuntarily terminated by the Company without Cause, or you resign for Good Reason prior to such date, and such termination of employment or change in the terms of your employment occurs within the 60 day period prior to a definitive purchase or acquisition agreement that results in a Change of Control of the Company.

(c)	The severance benefits payable under Section 7(a) shall be the same in all respects as under Section 6(a) and 6(b) above, except that: (i) 100% shall be used in lieu of 150% in Section 6(a), and (ii) the period of continued participation in medical, dental and vision plans described in Section 6(b) shall be twelve months instead of eighteen months.

8.	Conditions to Receiving Severance Benefits

Any severance benefits payable under this Agreement shall be in lieu of any other severance benefits that you may have otherwise been eligible to receive from the Company or its affiliates under the Company Separation Benefits Plan or otherwise. If you terminate employment in a manner entitling you to severance benefits under either Section 6 or 7 above and your death occurs before full payment of such severance benefits, any amount remaining to be paid shall be paid to your surviving spouse, or, if none, to your estate. You must sign a release agreement in substantially the same form as attached as Exhibit C to this Agreement to receive the severance benefits. The severance benefits under this Agreement will commence as soon as reasonably practicable after the termination of the revocation period provided in the release agreement. You shall not be required to seek other employment to mitigate damages, and any income earned by you from other employment or self-employment shall not be offset against any obligations of the Company to you under this Agreement.

9.	Cap on Payments to Avoid Excise Taxes

(a)	By signing this Agreement, you agree that the present value of your “Total Payments” will not exceed an amount equal to the “280G Cap.” For purposes of this Section, the following specialized terms will have the following meanings:

(1)	“Base Period Income” “Base Period Income” is an amount equal to your “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations thereunder. Generally, your “annualized includable compensation” is the average of your annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which a “change of ownership or control,” as defined in Section 280G(b)(2) of the Code, occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

(2)	“280G Cap” “280G Cap” means an amount equal to 3 times your “Base Period Income,” less $1,000.00. This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code.

(3)	“Total Payments” The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations thereunder), made under this Agreement or otherwise, to or for your benefit, the receipt of which is contingent on a change of control and to which Section 280G of the Code applies.

(b)	The Company will, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by the Company and mutually agreeable to the Company and you) to provide an opinion concerning whether your Total Payments exceed the limit discussed above. The Company will select the Consultant. The opinion required by this Section shall set forth the amount of your Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments. If the opinion provides that there would be an excess parachute payment subject to excise tax under Section 4999 of the Code, your payments under this Agreement will be reduced to the 280G Cap in such manner as determined by the Company after consultation with you. If the Company believes that your Total Payments will exceed the 280G Cap, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding the 280G Cap. The balance, if any, will then be paid after the opinion called for above has been received.

(c)	It is possible that you might receive a payment or distribution that should not have been made due to the 280G Cap (“Overpayment”) notwithstanding the best efforts of the Company. The Company shall promptly notify you in writing if it determines you have unintentionally received an Overpayment together with a copy of the detailed calculation supporting such, determination. You shall be responsible to repay any Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code upon receiving notice of an Overpayment.

10.	Successors and Assigns

This Agreement shall be binding upon any successor or assign of the Company, including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed to be “the Company” for purposes of this Agreement (except for purposes of determining whether there has been a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change). This Section will continue to apply in the event of any subsequent merger or consolidation or transfer of assets.

11.	Company Right to Recover Payments Under This Agreement

You hereby agree that, if it is ever determined by the Company that any action, or inaction by you constituted grounds for termination for Cause, then the Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to the Company. The Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to you, or (iii) any combination of (i) and (ii) above.

12.	At-Will Employment

This Agreement does not change the at-will nature of your employment relationship with the Company.

13.	Withholding

The Company may withhold from any amounts payable under this Agreement (including vesting and settlement of the SAR) such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.	Indemnification

The Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to the Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company.

15.	Cooperation

You agree to reasonably cooperate with the Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). The obligations under this

Section shall survive expiration of your employment with the Company. If your cooperation under this Section is requested after your termination of employment, the Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations, and (ii) reimburse you for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

16.	Entire Agreement: Modification

This Agreement contains the entire agreement between you and the Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. You acknowledge that this Agreement supercedes your offer letter agreements with the Company dated March 9, 2003, March 14, 2003 and September 20, 2005. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chief Executive Officer of the Company. If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.

17.	Non-Compete Agreement

By signing this Agreement, you acknowledge that (a) the Employee Confidentiality and Restrictive Covenant Agreement dated April 2, 2003 between you and the Company (the “Non-Compete Agreement”) remains a valid and binding agreement and (b) the Non-Compete Agreement shall inure to the benefit of any successor or assign of the Company.

18.	Survival of Terms

The provisions of Sections 7, 9, 10, 11, 14, 15, 17 and the other provisions of this Agreement which by their terms contemplate survival of the termination of this Agreement, shall survive expiration of this Agreement and/or your employment with the Company and be deemed to be independent covenants.

19.	Acknowledgment

You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

20.	Governing Law

This Agreement is governed by the laws of Michigan (excluding conflicts of laws).

We hope that these adjustments to your compensation reinforce the degree to which you are valued by the Company. Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

Richard Surratt
President and Chief Executive Officer the Company

Read, accepted and agreed to this 15th day of May, 2007

Ron Klausner

Exhibit A

DEFINITIONS

Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change

An “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change” shall occur if:

(a)	any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities after the date hereof (other than the Company, its subsidiaries or any employee benefit plan of the Company or its subsidiaries; and, for purposes of the Agreement, no Change of Control of the Company shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing) and,

(b)	individuals who, as of April 6, 2007, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the stockholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Company’s Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board,

Asset Sale

“Asset Sale” means a sale, lease or transfer of all or substantially all of the Company’s assets to an entity less than 50% of the outstanding voting securities of which are owned in aggregate by the Company, its subsidiaries or any employee benefit plan of the Company or its subsidiaries.

Cause

“Cause” means termination of your employment with the Company or its affiliates by reason of (1) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment; (2) unreasonable neglect or refusal by you to perform your material duties (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to you by the Company’s Chief Executive Officer at least sixty days prior to such termination identifying the manner in which the Chief Executive Officer believes that your have failed to perform and (B) you have thereafter failed to remedy such failure to perform; (3) you engage in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company or its affiliates; or (4) your conviction of or plea of guilty or nolo contenders to a felony.

Change of Control of the Company

A “Change of Control of the Company” shall occur upon any of the following events:

(a)	a consummation of any consolidation or merger of the Company pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a consolidation or merger of the Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger (other than with entities in which the holders of the Company’s common stock, directly, or indirectly, have at least a 50% ownership interest);

(b)	an Asset Sale; or

(c)	as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Company’s Board of Directors), contested election or substantial stock accumulation (“Control Transaction”), the members of the Company’s Board of Directors immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Company’s Board of Directors.

Code

“Code” means the Internal Revenue Code of 1986, as amended.

Disability

“Disability” means a mental or physical condition which, in the opinion of the Compensation Committee of the Board of Directors of the Company (1) renders you unable or incompetent to carry out the material job responsibilities which you held or the material duties to which you were assigned at the time the disability was incurred, and (2) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months, or results in you receiving benefits under any long term disability plan offered by the Company or its affiliates.

Good Reason

(a)

“Good Reason” in all events means the occurrence of any of the following events, without your written consent: (1) you are no longer a direct report to the Company’s Chief Executive Officer or to the Company’s Board of Directors (it being understood that a promotion or an enhancement of duties will not constitute Good Reason hereunder), (2) you are assigned any duties inconsistent in any material respect with your position, authority, duties or responsibilities, or any other action that results in a significant diminution in such position, authority, duties or responsibilities, each as in effect as of the date hereof (or such later date to the extent of any actions by the Company are consented to in writing by you), unless the action is remedied by the Company within ten days after receipt of notice thereof given by you, (3) your assignment for longer than six months to a location in excess of fifty miles from your then current office, (4) a reduction of your Regular Salary or a reduction of your bonus target below 70% of your Base Salary, or (5) material failure to pay your Regular Salary, bonus, equity compensation or benefits under this Agreement, unless any such action under this clause is remedied by the Company within ten business days after receipt of notice thereof given by you. For purposes of clause (5), the substitution of any benefit stated under Exhibit D to this Agreement with any other benefit of equivalent or greater value during your employment with the Company prior to December 31, 2008 shall not constitute a material failure to pay your benefits. You acknowledge that the Company has the right to restructure and/or alter your benefits package as of January 1, 2009 and any such restructuring of benefits or amendment or termination of some or all of the benefits set forth on Exhibit D to this Agreement as of or following such date will not give you the right to terminate for Good Reason.

(b)	Notwithstanding anything to the contrary in (a)(1) or (a)(2) above, you shall not have “Good Reason” to terminate your employment due solely to one or more of the following events: (1) there is a diminution of the business of the Company or any of its affiliates, including, without limitation, a sale or other transfer of property or other assets of the Company or any of its affiliates, or a reduction in your business unit’s head count or budget, or (2) a suspension of your position, job functions, authorities, duties and responsibilities while on paid administrative leave due to a reasonable belief that you have engaged in conduct described in Section 11 of the Agreement.

(c)	You shall only be entitled to terminate employment for Good Reason by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company or its affiliates that constitutes Good Reason. An event shall not be deemed to constitute Good Reason if you fail to deliver notice of termination for Good Reason within one month of your actual knowledge of such event.

Exhibit B

STOCK APPRECIATION RIGHT

UNDER THE 2003 PROQUEST

STRATEGIC PERFORMANCE PLAN

Name of Grantee:	Ron Klausner

Social Security No.:	<<SSN>>

No. of Shares Subject to the Stock Appreciation Right (“SAR”)	300,000 Shares of Common Stock

Grant Date:	April 24, 2007

Expiration Date:	April 23, 2012

Exercise Price:	$8.55

Vesting Schedule:
(subject to continuous employment):	100,000 of the Shares
Subject to the SAR on April 24, 2008
100,000 of the Shares
Subject to the SAR on April 24, 2009
100,000 of the Shares
Subject to the SAR on April 24, 2010

This Stock Appreciation Right Agreement (the “Agreement”) is between ProQuest Company, a Delaware corporation (the “Company”), and you, the Grantee named above, as an employee of the Company or one of its Subsidiaries.

This Agreement is effective as of the “Grant Date” indicated above.

The Company desires to award to you a SAR with respect to the number of shares of the Company’s common stock, no par value (the “Common Stock”), set forth above subject to certain restrictions as provided in this Agreement, in order to carry out the purposes of the 2003 the Strategic Performance Plan (the “Plan”) and the employment letter between you and the Company dated May 7, 2007 (the “Employment Letter”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1. Award of the SAR.

The Company hereby grants to you, effective as of the Grant Date, a SAR with respect to that number of shares of Common Stock indicated above (the “Shares”), on the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan.

2. Vesting.

Subject to your continued employment, the SAR will vest and become exercisable in accordance with the “Vesting Schedule” set forth above.

3. Accelerated Vesting.

Except as otherwise expressly provided in this Section 3, you must remain continuously employed by the Company or a Subsidiary on each vesting date set forth herein in order to vest in the portion of the SAR that is scheduled to vest on such date.

Vesting of the SAR shall fully accelerate on occurrence of a Change of Control of the Company, if you remain continuously employed on such date.

In addition, if your employment is terminated by the Company without Cause or is terminated by you for Good Reason prior to April 24, 2008, 100,000 of the Shares subject to the SAR will vest upon such termination and the remainder of the SAR will be cancelled with no consideration due to you.

The terms “Change of Control of the Company,” “Cause” and “Good Reason” shall have the meanings as set forth in the Employment Letter.

4. SAR Exercise During Employment.

You may exercise the vested portion of the SAR while employed by the Company or its subsidiaries prior to the Expiration Date by following the procedures set forth in Section 6 below.

5. Forfeiture; SAR Exercise After Employment Termination.

Except as provided in Section 3 above, the portion of the SAR that is not vested at the time of the termination of your employment (after giving effect to any accelerated vesting as provided above) shall be immediately and irrevocably forfeited upon your termination of employment.

(a) If your employment termination is due to your death or “Disability” (as defined below), the portion of the SAR that is vested at the time of termination of your employment shall remain exercisable for twelve months after such employment termination; provided that if an employment termination described in this section occurs after March 10, 2010, you shall have the remainder of the term of the SAR (i.e., until the Expiration Date) to exercise the vested portion of the SAR. “Disability” for purposes of this SAR shall mean a mental or physical condition which, in the Compensation Committee of the Board’s opinion (1) renders you unable or incompetent to carry out the material job responsibilities which you held or the material duties to which you were assigned at the time the disability was incurred, and (2) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months, or results in your receiving benefits under any long-term disability plan offered by the Company.

(b) If your employment termination is by the Company or a Subsidiary without “Cause” or by you with “Good Reason” (each, as defined in the Employment Letter), then the portion of the SAR that is vested at the time of termination of your employment shall remain exercisable for twelve months after such employment; provided that if an employment termination described in this section occurs after March 10, 2010, you shall have the remainder of the term of the SAR (i.e., until the Expiration Date) to exercise the vested portion of the SAR,

(c) If your employment with the Company and or a Subsidiary is terminated by you for any reason (other than by you for Good Reason or due to your Disability or death), then the portion of the SAR that is vested at the time of termination of your employment shall remain exercisable for ninety days after such employment termination; provided that if an employment termination described in this section occurs after March 10, 2010, you shall have the remainder of the term of the SAR (i.e., until the Expiration Date) to exercise the vested portion of the SAR.

(d) If your employment termination is by the Company or a Subsidiary for Cause, then the SAR, whether or not vested, shall automatically be cancelled and shall terminate upon such termination.

This SAR shall forever lapse and be forfeited after the expiration of the applicable post-employment termination exercise period contained in this Section 5. Notwithstanding anything set forth above, under no circumstances shall this SAR, or any portion thereof, be exercisable after the Expiration Date.

“Employment” covered under this Agreement shall mean the performance of services for the Company or a Subsidiary as an employee for federal income tax purposes. You shall be deemed to have terminated employment either upon an actual termination of service with the Company and its Subsidiaries, or at the time that the Subsidiary with which you are employed ceases to be a Subsidiary under the terms of the Plan, provided that you are not employed immediately thereafter by the Company. Your employment with the Company or one of its Subsidiaries shall not be deemed to have terminated if you take any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Subsidiary, as applicable, regardless of whether pay is suspended during such leave.

6. Method of Exercise.

(a) You may exercise the portion of the SAR that is vested by delivering to the General Counsel of the Company a signed statement designating the number of Shares underlying the vested portion of the SAR to be exercised. You may exercise the vested portion of the SAR in whole or part. The date upon which such written notice is received by the General Counsel prior to 3:00 p.m. Eastern Time shall be the exercise date for purposes of exercising the SAR. Promptly after the receipt of such written notice, General Counsel shall take such steps as he or she deems necessary to pay to you in cash an amount equal to the excess of the Fair Market Value of a share of Common Stock on the next business day after the exercise date over the Exercise Price multiplied by the number of Shares with respect to which the SAR is being exercised. Any amounts payable to you hereunder will be subject to all applicable federal, state and local withholding and other taxes. Each exercise of a portion of the SAR shall be a separate and divisible transaction and a completed contract in and of itself. You are not required to pay any amount to the Company to exercise the SAR.

7. Taxes.

(a) You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the SAR, the vesting and settlement of the SAR, or portion thereof, and any other matters related to this Agreement. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents. You understand that you are responsible for your own tax liability that may arise as a result of this grant of the SAR or any other matters related to this Agreement.

(b) In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate.

8. Remedy for Violation of Non-Compete Agreement.

(a) You specifically recognize and affirm that strict compliance with terms of the covenants set forth in the Non-Compete Agreement is required as a condition of this SAR award. Notwithstanding the other provisions of this Agreement, if you violate the terms of the Non-Compete Agreement, then:

(i) the SAR and the right to receive payment upon exercise of the SAR, whether or not vested, shall be immediately forfeited and revert to the Company, and

(ii) if any portion of the SAR had previously been exercised, then you shall immediately deliver to the Company an amount in cash equal to the aggregate Fair Market Value of the Shares subject to the SAR that were exercised, calculated as of the date of exercise, minus the Exercise Price.

(b) You agree that should all or any part or application of the Non-Compete Agreement be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company (or its affiliates), the Company nevertheless shall be entitled to recover the full value of this SAR award, pursuant to Section 6(a) above, if you violate any of the terms of the terms and conditions set forth in the Non-Compete Agreement.

(c) The rights of the Company set forth in this Section 8 shall not limit or restrict in any manner any rights or remedies which the Company or any of its affiliates may have under law or under the Non-Compete Agreement or any other separate agreement or arrangement with you.

9. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) Integrated Agreement. This Agreement, the Employment Letter, the Non-Compete Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein,

(c) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or a Subsidiary of the Company. In addition, the Company or a Subsidiary of the Company may at any time dismiss you from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this Agreement.

(g) Notices, You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

ProQuest Company

789 E. Eisenhower Parkway

Ann Arbor, MI 48106

Attn: Senior Vice President and General Counsel

(h) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of the day and year first above written.

PROQUEST COMPANY

By:
Richard Surratt
Its:	President and Chief Executive Officer

Please indicate your acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AGREEMENT AND THE EMPLOYMENT LETTER HAVE NOT BEEN RECEIVED BY THE SENIOR VICE PRESIDENT AND GENERAL COUNSEL OF THE COMPANY, THE COMPANY SHALL REVOKE THIS AWARD ISSUED TO YOU, AND AVOID ALL OBLIGATIONS, UNDER THIS AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement.

By: Ron Klausner	Date:

Exhibit C

AGREEMENT AND GENERAL RELEASE

The Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Ron Klausner (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is [DATE]. In addition, effective as of [DATE], Executive resigns from the Executive’s position as [TITLE] of Employer and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in the employment letter between Employer and Executive dated [                    ], 2007 (the “Employment Letter”) and Executive’s right to indemnification and directors and officers liability insurance. Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the Employment Letter.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for the Company, or his/her designee, or mailed to Employer, 789 E. Eisenhower Parkway, Ann Arbor, Michigan 48106, Attn: Senior Vice President and General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Michigan;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under the provisions of the Employment Letter which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Employment Letter. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Letter which are intended to survive termination of the Employment Letter shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Employment Letter made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

PROQUEST COMPANY

By:
RON KLAUSNER	Name:.
Title:

Date:	Date:

Exhibit D

BENEFITS

You shall be entitled to the following benefits while employed by the Company under this Agreement through December 31, 2008. Except with respect to the SERP-replacement benefit described below, if you remain employed after this date, the Company will inform you of the benefits you will be entitled to as of January 1, 2009.

•

In lieu of the ProQuest Supplemental Executive Retirement Plan (SERF), you are eligible for a lump sum cash payment equal to 15% of the sum of your Base Salary and your management bonus under the Financial Bonus Plan for each calendar year you remain employed. You must be employed as of December 31 of the relevant year to receive payment for that year. The portion of your account under the ProQuest Executive Deferred Compensation Plan that is unvested as of the date of this Agreement (which shall not include any contributions described in the first sentence of this paragraph made after the date of this Agreement) shall vest on its original vesting schedule and will not be affected by this Agreement.

•

You receive at Company expense Basic Term Life Insurance equal to two times annual Base Salary, and under the terms of the policy, you may elect to purchase additional term life insurance up to four times Base Salary up to a maximum of $1,300,000 subject to the terms of the policy.

•	You have Short-Term Disability protection at Company expense.

•	You are covered at Company expense for Long-Term Disability benefits which will begin after you have been totally disabled for a period of six continuous months.

•	You participate in the Profit Sharing Retirement (401k) Plan.

•	You are eligible for four weeks of annual vacation, accrued at 13.33 hours per month, 4 floating holidays (personal days) and 8 company holidays.

•	You participate in benefit programs including group insurance plans for medical, dental, vision, as well as access to a Health Savings Account or Flexible Spending Account.

•

If asked by the Company and you agree to relocate, you are eligible for relocation benefits as detailed in the Senior Management Homeowner Relocation Plan summary. This benefit must be reimbursed to the Company if you leave within 12 months of accepting the relocation benefit.

•	You are eligible to participate in Dependent Life Insurance, Voluntary Accidental Death & Dismemberment Insurance and the Group Legal Plan.

D-1